Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AllianzGI Institutional Multi-Series Trust of our report dated November 25, 2019, relating to the financial statements and financial highlights for the funds constituting the AllianzGI Institutional Multi-Series Trust listed in Appendix A (the “Funds”), which appears in the Funds’ Annual Report on Form N-CSR for the year ended September 30, 2019. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
January 28, 2020

Appendix A

1.	AllianzGI Advanced Core Bond Portfolio

2.	AllianzGI Best Styles Global Managed Volatility Portfolio

3.	AllianzGI Global Small-Cap Opportunities Portfolio

4.	AllianzGI International Growth Portfolio

2